UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2014

MATSON, INC.

(Exact Name of Registrant as Specified in its Charter)

HAWAII (State or Other Jurisdiction of Incorporation)	001-34187 (Commission File Number)	99-0032630 (I.R.S. Employer Identification No.)

1411 Sand Island Parkway Honolulu, Hawaii (Address of Principal Executive Offices)	96819 (Zip Code)

Registrant’s telephone number including area code: (808) 848-1211

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 17, 2014, Matson Navigation Company, Inc. (“Matson Navigation”), a wholly owned subsidiary of Matson, Inc. (the “Company”), entered into a Settlement Agreement (the “Settlement Agreement”) with the United States of America, acting through the United States Department of Justice and on behalf of the United States Surface Deployment and Distribution Command (“SDDC”), and Mario Rizzo (“Rizzo”) for the settlement of litigation relating to the Company and its affiliates in the case entitled United States of America, ex rel. Mario Rizzo v. Horizon Lines, LLC et al. (the “Litigation Matter”).  The terms of the settlement were disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Under the terms of the Settlement Agreement, Matson Navigation has agreed to pay to the United States $9.0 million in full settlement of all claims in the Litigation Matter.  Matson Navigation has also agreed to pay $950,000 to Rizzo for expenses and attorney’s fees and costs. The parties to the Settlement Agreement have filed a joint stipulation of dismissal of the Litigation Matter with respect to the Company and its affiliates and released each other from certain claims related to the Litigation Matter.  The Settlement Agreement is not an admission of liability by the Company or any of its affiliates.

The foregoing description is qualified in its entirety by the terms and conditions set forth in the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements And Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1

Settlement Agreement dated July 17, 2014 by and among the United States of America, acting through the United States Department of Justice and on behalf of the United States Surface Deployment and Distribution Command, Matson Navigation Company, Inc. (together with Matson, Inc., and all affiliated entities) and Mario Rizzo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

/s/ Peter T. Heilmann
Peter T. Heilmann
Senior Vice President and Chief Legal Officer

Dated: July 22, 2014

Exhibit Index

Exhibit No.	Exhibit
10.1

Settlement Agreement dated July 17, 2014 by and among the United States of America, acting through the United States Department of Justice and on behalf of the United States Surface Deployment and Distribution Command, Matson Navigation Company, Inc. (together with Matson, Inc., and all affiliated entities) and Mario Rizzo.